EXHIBIT 23.1
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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
Buffalo Wild Wings, Inc.


We consent to the use of our reports dated February 24, 2006, with respect to the consolidated balance sheets of Buffalo Wild Wings, Inc. and subsidiaries as of December 25, 2005 and December 26, 2004, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the fiscal years in the three-year period ended December 25, 2005, and all related financial statement schedules, management's assessment of the effectiveness of internal control over financial reporting as of December 25, 2005, and the effectiveness of internal control over financial reporting as of December 25, 2005, incorporated herein by reference in the Registration Statement on Form S-8.



                                  /s/ KPMG LLP


Minneapolis, MN
May 25, 2006